Exhibit 99.1

FOR IMMEDIATE RELEASE

e.DIGITAL CORPORATION REPORTS RESULTS
FOR THE FISCAL YEAR ENDED MARCH 31, 2005

(SAN DIEGO, CA, - June 22, 2005) - e.Digital Corporation (OTC: EDIG) today reported revenues for the fiscal year ended March 31, 2005 (the Company’s fiscal 2005) totaled $4.25 million, a 24% increase over fiscal 2004 revenues of $3.42 million.

The company reported a $997,000 or 23% gross profit in the fiscal year compared to $689,000 or 20% for fiscal 2004. The company also reported a slightly reduced operating loss of $2.04 million for the fiscal year compared to $2.33 million in fiscal 2004. For fiscal 2005, net loss attributable to common stockholders after deducting non-cash dividends on preferred stock was $(0.02) per share.

Also, the company reported it has a backlog of product purchase orders of approximately $1.9 million that it expects to ship in the first and second quarters of fiscal 2006

MANAGEMENT COMMENTARY

“We made progress this past year in expanding our business opportunities and capabilities for our secure MicroOS™-based video/audio technology platform (DVAP) while growing annual revenues,” said Atul Anandpura, president and chief executive officer of e.Digital Corporation. “Based on current customer relationships and business opportunities, in fiscal 2006, we expect increased annual revenues and business over fiscal 2005, most of which we expect will be derived from sales of secure versions of our DVAP to branding customers for closed system video products.”

Anandpura continued, “While we look forward to increasing our business with APS/Wencor through ongoing sales and support of standard and enhanced versions of the digEplayer™, we expect new customers outside of the in-flight entertainment industry will also contribute revenue to e.Digital in fiscal 2006. Kino™-based devices for high-speed video download kiosk-centered businesses are among the products we expect to be announced by branding customers in fiscal 2006. We have also recently developed proprietary networking technology for supporting content downloading to multiple devices. Intended for the rapidly growing network storage device market, the first extension of this technology is being offered for evaluation to interested branding entities.”

Concluded Anandpura. “The combination of our secure DVAP and proprietary content encryption technology is attracting companies interested in branding and marketing a variety of video-based products either with pre-loaded, or with fast and easy access to, desirable protected content. Even as we continue to deal with limited financial resources, we believe e.Digital can be successful through additional, emerging business with companies who share our core vision of making desirable video content easily accessible to customers and consumers through partner-branded, e.Digital-powered secure video products. We will be releasing further information regarding corporate and business developments before our scheduled August 4, 2005 annual meeting of shareholders.”

About e.Digital Corporation: e.Digital Corporation partners with leading, innovative companies, designing and providing manufacturing services for their branded digital video, digital audio and wireless products based on the Company’s proprietary MicroOS™-enabled technology platforms. e.Digital specializes in the delivery and management of open and secure digital content through its Personal Video, Personal Audio, Automotive, and Wireless technology platforms. e.Digital’s services include the licensing of the Company’s MicroOS™, custom software and hardware development, industrial design, and manufacturing services through the Company’s manufacturing partners. For more information about e.Digital and its technology platforms, please visit the company website at www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company. Those statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by e.Digital Corporation with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by it.

Note: MicroOS and Kino are trademarks of e.Digital Corporation. digEplayer is a trademark of APS/Wencor. All other company, product, and service names are the property of their respective owners.

CONTACT:

e.Digital Corporation: Robert Putnam, (858) 679-1504, rputnam@edigital.com

e.Digital Corporation and subsidiary
Condensed Balance Sheet
(000's omitted except per share amounts)
(audited)

	March 31, 2005	March 31, 2004
	$	$
ASSETS
Current
Cash	1,290	468
Accounts receivable	52	36
Inventory	-	5
Prepaid expense and other	505	29
Total current assets	1,847	538
PP&E and other assets	126	159
Total assets	1,973	697
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current
Accounts payable	522	385
Accrued liabilities	616	611
Customer deposits	707	-
Leased liabilities	515	515
Promissory notes short-term	977	123
Total current liabilities	3,337	1,634
Long-term liabilities	897	837
Stockholders' deficit	(2,261)	(1,774)
Total liabilities and stockholders' deficit	1,973	697

e.Digital Corporation and subsidiary
Condensed Statement of Operations
(000's omitted except per share amounts)
(audited)

as of March 31,	2005	2004
	$	$
Total revenue	4,252	3,418
Cost of revenue	3,255	2,729
Gross profit	997	689
Operating expenses:
Selling, general and administrative	1,518	1,487
Research and development	1,515	1,531
Total operating expenses	3,033	3,018
Loss from operations	(2,036)	(2,329)
Other income (expense):
Interest expense	(384)	(187)
Other	3	-
Total other income (expense)	(381)	(187)
Net loss	(2,417)	(2,516)
Dividends on convertible preferred stock	(1,326)	(952)
Net loss available to common stockholders	(3,743)	(3,468)
Net loss per share of common stock
- basis and diluted	(0.02)	(0.02)
Average weighted number of common
stock outstanding.	165,525,386	155,100,330